Exhibit 99.1

MCEWEN MINING APPOINTS XAVIER OCHOA AS PRESIDENT AND COO

TORONTO, November 4, 2016 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce the appointment of  Xavier Ochoa to President and Chief Operating Officer (“COO”).    Xavier joined the Company this past September, 2016 as McEwen Mining’s COO (see news release dated September 9, 2016).

The change in management represents a significant step towards reaching our operational goals and further advancing our portfolio of projects.  Xavier brings over 25 years of international experience in the mining industry, including senior management positions where he was instrumental for leading project and operational teams, both underground and open pit.

In Mexico, we have an extensive land package with numerous small scale historic areas of mine production throughout the property package.  A new geological interpretation making use of advanced geophysics and information collected from exploration work has been developed for our El Gallo property which confirms the geological potential.  Recent work has demonstrated encouraging results at the El Encuentro - La Revancha Zone (see news release dated October 13, 2016).  The Company has recently begun to demonstrate the prospective nature and potential longevity of mining within the El Gallo District.  Under Xavier’s direction, we will continue to implement this program with the goal of extending the mine life at El Gallo Complex.

At the El Gallo Silver Project we are revisiting the project and conducting new studies to improve the project economics in light of current silver prices and our ongoing exploration program on the El Gallo District.

Xavier will continue to oversee the advancement of the permits required for a speedy construction decision of our Gold Bar project in Nevada while implementing the ongoing work program to improve the economics of our large Los Azules copper project in Argentina.

“At McEwen Mining, we believe in constant innovation and a vision of aggressively growing shareowner value. Xavier is a mining engineer with a strong record of enhancing production, reducing operating costs and creatively improving capital efficiency. Having worked for several large companies in the past such as Xstrata, Goldcorp, Barrick and Glencore, I believe Xavier has the skill set and meets the needs to be very effective in his new role,” commented Rob McEwen, Chief Owner.

About McEwen Mining (www.mcewenmining.com)

McEwen Mining’s goal is to qualify for inclusion in the S&P 500 Index by creating a high growth, profitable gold and silver producer focused in the Americas and Europe. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest), the El Gallo Mine and El Gallo Silver project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

McEwen Mining has a total of 300 million shares outstanding and 305 million fully diluted. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on

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forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining

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